                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                          COMPUTER HORIZONS CORP.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
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     (4) Date Filed:
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
                            COMPUTER HORIZONS CORP.
                            49 OLD BLOOMFIELD AVENUE
                     MOUNTAIN LAKES, NEW JERSEY 07046-1495

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

    The Annual Meeting of Shareholders of Computer Horizons Corp. will be held at The Hamilton Park Conference Center, Florham Park, NJ, on Wednesday, May 5, 1999 at 10:00 A.M., local time, for the following purposes:

    1. To elect directors to serve until the next annual meeting and until their successors are elected and qualify.

    2.  To approve the creation of the Company's Employee Stock Purchase Plan.

    3. To ratify the selection of the accounting firm of Grant Thornton LLP as auditors for the Company's current year.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on March 22, 1999 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,
                                          WILLIAM J. MURPHY
                                          SECRETARY

Mountain Lakes, New Jersey
April 12, 1999

    IF IT IS CONVENIENT FOR YOU TO DO SO, WE HOPE YOU WILL ATTEND THE MEETING. IF YOU CANNOT, WE URGE YOU TO FILL OUT THE ENCLOSED PROXY CARD AND RETURN IT TO US IN THE ENVELOPE PROVIDED. NO ADDITIONAL POSTAGE IS REQUIRED.

                            COMPUTER HORIZONS CORP.
                            49 OLD BLOOMFIELD AVENUE
                     MOUNTAIN LAKES, NEW JERSEY 07046-1495

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 5, 1999

                            ------------------------

    The enclosed proxy is solicited on behalf of the Board of Directors of the Company and may be revoked at any time before it is finally exercised. As of March 22, 1999, the Company had outstanding 31,476,647 shares of common stock, $.10 par value, each share entitled to one vote. Only shareholders of record at the close of business on March 22, 1999, will be entitled to notice of and to vote at the annual meeting. It is anticipated that the mailing to shareholders of the Proxy Statement and the enclosed proxy will commence on or about April 12, 1999. Proxies for the annual meeting will be solicited by mail and through brokerage institutions by a solicitor and all expenses involved, including printing and postage, will be paid by the Company.

    All properly executed and unrevoked proxies that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with any specifications therein, or if no specifications are made, will be voted "FOR" the election of the named nominees and approval of the proposals set forth in the Notice of Annual Meeting of Shareholders of the Company. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. A person present at the meeting may withdraw his or her proxy and vote in person.

    Directors are elected by plurality vote. Any other matter to be voted on at the meeting will require, for approval, the affirmative vote of a majority of the shares of common stock voting on the proposal, and abstentions and broker non-votes will not be counted for this purpose.

                      CERTAIN HOLDERS OF VOTING SECURITIES

    The following table presents certain information with respect to the beneficial ownership of shares of the Company's common stock (its only class of voting securities) on March 22, 1999 (except as noted otherwise), by (a) persons owning more than 5% of such shares or nominated for election as a director (see "Election of Directors"), (b) the named executive officers identified in the Summary Compensation Table, and (c) all directors and executive officers as a group.

                                                                                          AMOUNT
NAME AND ADDRESS OF                                                                    BENEFICIALLY      PERCENT OF
  BENEFICIAL OWNER                                                                        OWNED             CLASS
----------------------------------------------------------------------------------  ------------------  -------------
John J. Cassese...................................................................       1,806,504(1)           5.6%
    49 Old Bloomfield Avenue
    Mountain Lakes, NJ 07046-1495
William J. Murphy.................................................................         135,100(1)            (2)
    49 Old Bloomfield Avenue
    Mountain Lakes, NJ 07046-1495
Michael J. Shea...................................................................          23,908(1)            (2)
    49 Old Bloomfield Avenue
    Mountain Lakes, NJ 07046-1495
Thomas J. Berry...................................................................          62,070(1)            (2)
    49 Old Bloomfield Avenue
    Mountain Lakes, NJ 07046-1495
William M. Duncan.................................................................          10,000(1)            (2)
    49 Old Bloomfield Avenue
    Mountain Lakes, NJ 07046-1495
Rocco J. Marano...................................................................          79,500(1)            (2)
    49 Old Bloomfield Avenue
    Mountain Lakes, NJ 07046-1495

  All directors and executive officers as a group (six persons)...................       2,107,082(3)           6.5%
  Pilgrim Baxter & Associates, Ltd................................................       1,959,010(4)           6.2%

------------------------

(1) Includes 767,082 shares issuable upon exercise of options granted under the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plans, as follows: Cassese, 624,264; Murphy 134,100 and Shea, 8,718. Also includes 123,500 shares issuable upon exercise of options granted under the Company's 1991 Directors' Stock Option Plan, as amended, as follows: Berry 60,500; Duncan 10,000 and Marano 63,000.

(2) Less than 1%.

(3) Includes all shares issuable upon exercise of options granted under the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plans and the Company's 1991 Directors' Stock Option Plan, as amended, included in Note 1.

(4) Pilgrim Baxter & Associates Ltd. filed a Schedule 13G Statement with the Securities and Exchange Commission stating that as of February 8, 1999 it may be deemed to have sole dispositive power and shared power to vote or direct the vote with respect to 1,959,010 shares of the Company's common stock and to have sole voting power with respect to 1,735,460 of said shares.

                             ELECTION OF DIRECTORS

    The four current members of the Board of Directors have been nominated, for election by the Shareholders, to hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualify. Unless such authority is withheld by an indication thereon, the proxy will be voted for the election of the nominees named herein. An employment agreement between the Company and Mr. Cassese provides that he will be included as a nominee for election at each annual meeting so long as the employment period under his agreement shall not have terminated. See "Executive Compensation" for additional information concerning such agreement.

    If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees and for such person as may be designated by the present Board of Directors to replace such nominee. The Board of Directors does not presently anticipate that any nominee will be unable to be a candidate for election. The following table sets forth certain information regarding the nominees:

                                                                DIRECTOR
NOMINEE                                               AGE         SINCE               PRESENT PRINCIPAL OCCUPATION
------------------------------------------------      ---      -----------  ------------------------------------------------

John J. Cassese.................................          54         1969   Chairman and President of the Company

Thomas J. Berry.................................          74         1989   Retired 1993 as Executive Advisor and Executive
                                                                            Asst. to Postmaster General U.S. Postal
                                                                            Services. Retired 1986 as Vice President--AT&T

Rocco J. Marano.................................          71         1995   Retired 1994 as Chairman of Blue Cross Blue
                                                                            Shield--New Jersey. Retired as Chairman and
                                                                            President of Bellcore (Bell Communications
                                                                            Research) in 1991

William M. Duncan...............................          59         1999   Senior Vice President and Division Executive,
                                                                            The Chase Manhattan Bank, 1997 to Present.

                                                                            President, Chemical Bank New Jersey, 1994
                                                                            through 1997.

    The Board of Directors held 5 meetings during 1998. The Audit Committee, consisting of the Board's outside Directors (Messrs. Berry and Marano), held 2 meetings in 1998, and the Compensation Committee, consisting of the same members, held 1 meeting in 1998.

    The functions of the Audit Committee include reviewing with the independent auditors the objectives and scope of the audit, the audit approach and the results and findings of the audit. The functions also include understanding new accounting pronouncements as they pertain to the Company and recommending to the Board the engagement or discharge of the independent auditors.

    The Compensation Committee considers and authorizes remuneration arrangements for senior management, including the granting of options under the Company's Incentive Stock Option and Appreciation Plans.

    The Company does not have a Nominating Committee.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company for the fiscal years indicated, to the Chief Executive Officer and to each of the Company's other executive officers (together, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                               -------------------------------------
                                                                                        AWARDS
                                            ANNUAL COMPENSATION                ------------------------
                               ----------------------------------------------               SECURITIES     PAYOUTS       ALL
                                                                    OTHER      RESTRICTED   UNDERLYING   -----------    OTHER
                                                                   ANNUAL         STOCK      OPTIONS/       LTIP       COMPEN-
                                 YEAR      SALARY      BONUS    COMPEN- SATION   AWARDS        SARS       PAYMENTS    SATION(1)
                               ---------  ---------  ---------  -------------  -----------  -----------  -----------  ---------
John J. Cassese..............       1998  $ 400,000  $ 430,000           --            --       75,000           --   $  75,191
Chairman of the Board,              1997    375,000    400,000           --            --       75,000           --      74,393
President and Chief Executive       1996    375,000    250,000           --            --       75,000           --      44,255
  Officer

William J. Murphy............       1998    250,000    165,000           --            --       50,000           --         321
Executive Vice President,           1997    225,000    150,000           --            --       75,000           --         304
Chief Financial Officer and
  Secretary

Michael J. Shea..............       1998    135,400     50,000           --            --        2,000           --       1,473
Vice President and Controller       1997    123,300     45,000           --            --        1,125           --       1,435
                                    1996    113,300     25,000           --            --       15,000           --       1,068

------------------------

(1) In 1998, the Company paid the premiums on a whole life insurance policy with face value of $80,000, a universal life insurance policy with face value of $800,000 and a term life insurance policy with face value of $150,000 for Mr. Cassese. The Company also paid the premium on a split-dollar life insurance policy with face value of $3,000,000 on the joint lives of Mr. Cassese and his spouse. In addition the Company paid the premiums on a term life insurance policy with face value of $150,000 for Mr. Murphy and a term life insurance policy with face value averaging $135,400 for Mr. Shea. Under each such insurance policy the insured has the right to designate the beneficiaries. The company maintains a defined contribution (401K) savings plan, and during 1998, contributed $.25 for every dollar contributed by all participating employees up to 4% of each employee's salary deferral.

   The Company has non-qualified supplemental retirement benefit agreements with Messrs. Cassese and Murphy. Under their agreements, Messrs. Cassese and Murphy will be entitled to receive $2,000,000 and $1,000,000, respectively, upon retirement from the Company at age 65. If Mr. Cassese or Mr. Murphy retires from continuous employment with the Company prior to age 65 as a result of total and permanent disability, he will be deemed to have continuously employed by the company until age 65 for purposes of his agreement. If Mr. Cassese or Mr. Murphy terminates his employment with the Company prior to reaching age 65, other than as a result of death or total and permanent disability, he will be entitled to receive, upon reaching age 65, a retirement benefit based on accrual and vesting formulas set forth in his respective agreement. If Mr. Cassese or Mr. Murphy were to terminate his employment as of the date of this Proxy Statement or during the year of 1998, Mr. Cassese's accrued and vested benefit would be $394,200; and Mr. Murphy's accrued and vested benefit would be $28,900. If Mr. Cassese or Mr. Murphy were to die prior to age 65, while still in the employ of the Company, his beneficiaries would be entitled to receive a lump sum benefit equal to the greater of his accrued and vested benefit and $1,000,000, in the case of Mr. Cassese, and $500,000 in the case of Mr. Murphy. Benefits payable upon retirement may be paid in a lump sum or in annual installments at the discretion of the beneficiary. In the event that a Change of Control occurs, Mr. Cassese's and Mr. Murphy's then current entitlements will immediately vest and become payable.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                  INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                                 ----------------------------------------------------  VALUE AT ASSUMED ANNUAL
                                                  NUMBER OF    % OF TOTAL                                RATES OF STOCK PRICE
                                                 SECURITIES      OPTIONS                               APPRECIATION FOR OPTION
                                                 UNDERLYING    GRANTED TO                                        TERM
                                                   OPTIONS      EMPLOYEES    EXERCISE OR  EXPIRATION   ------------------------
                                                   GRANTED       IN 1998     BASE PRICE      DATE          5%          10%
                                                 -----------  -------------  -----------  -----------  ----------  ------------
John J. Cassese................................      75,000          9.4%     $   20.63     10/19/08   $  973,057  $  2,465,918
William J. Murphy..............................      50,000          6.2%         20.63     10/19/08      648,705     1,643,945
Michael J. Shea................................       2,000          0.2%         20.63     10/19/03       11,399        25,190

    Pursuant to the terms of option grants, upon exercise of such options, if the optionee, while employed by the Company, desires to sell any shares acquired upon exercise of such options, the optionee must first offer such shares to the Company at their then fair market value.

    The following table sets forth certain information concerning stock options exercised in 1998 and/or held as of the end of the year, by the named executive officers. Such options were granted under the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plans. No stock appreciation rights have been granted under either Plan.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 1998 OPTION VALUES

                                                                                                   VALUE OF UNEXERCISED
                                                                      NUMBER OF UNEXERCISED            IN-THE-MONEY
                                             SHARES                    OPTIONS AT 12/31/98          OPTIONS AT 12/31/98
                                            ACQUIRED      VALUE     --------------------------  ---------------------------
NAME                                       ON EXERCISE  REALIZED(*) EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------------------------  -----------  ----------  -----------  -------------  ------------  -------------
John J. Cassese..........................          --   $       --     549,264            --    $  9,643,901   $        --
William J. Murphy........................       3,400       75,725      61,601        59,999         365,256       210,938
Michael J. Shea..........................      13,538      470,059         375        19,568             359       284,977

* Value realized is defined by the Securities and Exchange Commission as the difference between the market value, on date of exercise, of shares acquired and the exercise price of the options exercised.

EMPLOYMENT AGREEMENTS

    Mr. Cassese is a party to an Employment Agreement with the Company which expires on February 15, 2001, and which provides for an automatic renewal for successive additional terms of three (3) years unless either party gives at least 180 days prior written notice of intent to terminate. The Agreement provides, among other things, for an annual salary at the current rate of $400,000, with such increases and bonuses, if any, as the Company may determine. The Agreement also provides that if Mr. Cassese terminates his employment following the first anniversary of a Change of Control, he will be entitled to receive a lump sum equal to three times his base salary and highest bonus and continued benefits under Company benefit plans. In addition, the Agreement provides for an entitlement to salary, bonus and continued benefits based on the balance of the employment term (which automatically extends for three years if a Change of Control occurs) in the event of certain other terminations of employment. In general, a Change of Control is deemed to occur if a person or group acquires 20% or more of the Company's outstanding common stock, the Company's shareholders approve, with certain exceptions, a disposition of the Company, or a majority of the directors are succeeded within a 24-month period by individuals not nominated or approved by the Board as previously constituted. The Agreement also provides, in substance, that amounts receivable by Mr. Cassese after a Change of Control, which are subject to additional excise or other taxes, are to be increased to preserve the net benefit to the executive of such payments.

    Mr. Murphy is a party to an employment agreement with a Company which expires on December 31, 1999. The Agreement provides, among other things, for an annual salary at the current rate of $265,000, with such increases and bonuses, if any, as the Board of Directors may determine, together with participation in all benefit plans in which members of the Company's senior management generally are entitled to participate. The Agreement also provides that, if a Change of Control occurs and thereafter Mr. Murphy either continues to be employed by the Company through the end of the contract term or his employment is terminated by the Company other than for cause or disability (as such terms are defined in the Agreement) or Mr. Murphy terminates his employment for good reason (as defined in the Agreement), then Mr. Murphy shall be entitled to receive a lump sum equal to two times his base salary and highest bonus (subject to reduction to avoid excise or other taxes) as well as continued benefits under the Company's benefit plans.

    Mr. Shea has an Employment Agreement with the Company which automatically renews (unless terminated by either party) each March. The Agreement provides for an annual salary at the current rate of $137,500, plus severance pay in the event of termination of employment by the Company.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION POLICIES

    The Compensation Committee (the "Committee") of the Board of Directors consists of its non-employee Directors. The Committee is responsible for developing policies and making specific recommendations to the Board of Directors with respect to the compensation of the Company's executive officers. The goal of these policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees.

    To help achieve this, the Committee, among other things, considers the chief executive officer's recommendations with respect to other executive officers, evaluates the Company's performance both in terms of current achievements and significant initiatives with long-term implications, assesses the contributions of individual executives, and compares compensation levels with those of other leading companies in similar or related industries.

FISCAL 1998 COMPENSATION

    With respect to the Company's chief executive officer, the Committee focused principally upon recommending to the Board an appropriate base salary increase and incentive compensation. As noted above, the chief executive officer is a party to an employment agreement with the Company that provides for base salary increases and bonuses as the Company may determine. In the view of the Committee, the base salary increase and bonus granted the chief executive officer with respect to 1998 appropriately reflected the Committee's policies outlined above.

    The Company has periodically granted stock options in order to provide certain of its executives with a competitive total compensation package and reward them for their contribution to the Company's long-term share performance. These grants are designed to align the executive's interests with that of the shareholders. During 1998, stock options were granted to Mr. Cassese and to other members of management based upon their actual and potential contributions to the Company.

                                          Compensation Committee
                                          Thomas J. Berry
                                          Rocco J. Marano

                            DIRECTORS' COMPENSATION

    Directors who are not employees of the Company, are each entitled to receive as compensation the sum of $12,000 per year. If there are more than four non-telephonic meetings per year, they will each receive an additional sum of $2,000 per non-telephonic meeting. In 1998, the Company incurred an expense of $12,000 each for Messrs. Berry and Marano.

                            APPROVAL OF CREATION OF
            THE COMPUTER HORIZONS CORP. EMPLOYEE STOCK PURCHASE PLAN

    The Board of Directors of the Company has approved the COMPUTER HORIZONS CORP. EMPLOYEE STOCK PURCHASE PLAN (the "Plan") to provide a method whereby eligible employees of Computer Horizons Corp. (the "Company") will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Stock of the Company. This will enable employees to have a closer identification with the Company by virtue of their ability as shareholders to participate in the Company's growth and earnings.

    At the shareholder meeting, the shareholders of the Company will be asked to approve the adoption of the Plan. The following description of the Plan is a summary of the principal provisions of the Plan and is qualified in its entirety by reference to the Plan, a copy of which has been filed as an exhibit to this Proxy Statement.

DESCRIPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

    PURPOSE. The purpose of the Plan is to provide employees of the Company and designated subsidiaries with an opportunity to purchase Common Stock of the Company at a discount through accumulated payroll deductions. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code and the provisions of the Plan be construed in a manner consistent with the requirements of such section of the Code.

    ADMINISTRATION. The Plan is administered by a committee appointed from time to time by the Board of Directors (the "Committee"). To the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee will be exercised by the Board of Directors. The Committee possesses the full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan (including any special rules necessary to comply with the requirements of foreign jurisdictions), to interpret the provisions and supervise the administration of the Plan and to take all action in connection therewith or in relation thereto as it deems necessary or advisable.

    The Committee may designate an agent to administer the Plan, to purchase and sell shares of Company's Common Stock in accordance with the Plan, to keep records, to send statements of account to Participants, to serve as custodian for purposes of the Plan, and to perform other duties relating to the Plan, as the Committee may request from time to time. The Committee has currently designated Merrill Lynch as its agent to administer the Plan.

    While the Company pays for the administration of the Plan, employees are fully responsible for (i) any brokerage fees and commissions charged for the sale of Common Stock, (ii) any fees for certificates of shares of Common Stock and (iii) any taxes owed by them as a result of participation in the Plan.

    ELIGIBILITY. An employee of the Company or its designated subsidiaries (who customarily work more than 20 hours per week and at least 5 months per year) is eligible to participate in the Plan commencing on the first day of any offering under the Plan following completion of six months of employment. Designated subsidiaries include (i) Princeton Softech, Inc. and (ii) any present or future subsidiary corporation, as defined in Section 424(f) of the Code, that is designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan.

    No person shall be eligible to participate in the Plan if such person, immediately after the grant, would own Common Stock and/or hold options to purchase Common Stock, possessing five percent or more of the total combined voting power or value of all classes of common stock of the Company or subsidiary corporation, or which permits his rights to purchase Common Stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

    PARTICIPATION IN THE PLAN. Subject to notice periods described in the Plan, an eligible employee may become a participant in the Plan by completing the appropriate form and forwarding it to his or her employer indicating the amount of the deductions to be taken from his or her pay. Deductions will generally begin on the first payroll period following the next offering date (the first day of a calendar quarter), following appropriate notice. An eligible employee may continue to participate in the Plan until he or she elects to cease participation in the Plan or until the Plan is terminated. In addition, an employee's participation in the Plan will be automatically suspended if he or she is no longer eligible to participate in the Plan (E.G., the employee no longer customarily works more than 20 hours per week and at least 5 months per year), retires, dies, terminates employment for any reason, or becomes a 5% owner (as defined by the Plan).

    An eligible employee may purchase Common Stock through payroll deductions from the employee's compensation received each payroll period, up to the lesser of (i) 10% of the employee's compensation or (ii) $25,000 of fair market value of Common Stock per year. A participant's entire account consisting of payroll deductions is used to purchase shares of Common Stock on the last business day of the offering period (the "Offering Termination Date"). The agent, if any, for the Plan holds the shares of Common Stock credited to a participant's account on a book entry basis. A participant is entitled to all rights as a shareholder as soon as they are credited to his or her account.

    Subject to appropriate notice, a participant may withdraw from an offering at any time. Upon withdrawal, the amount in the participant's account will be used to purchase shares of Common Stock on the applicable Offering Termination Date; however, no further payroll deductions will be made with respect to that participant. A participant who has withdrawn from an offering may not again participate in the Plan until the next offering commences.

    If a participant retires or terminates for any reason other than death, the payroll deductions credited to the participant's account will be used to purchase shares of Common Stock on the applicable Offering Termination Date. In the event of death, however, the participant's beneficiary may elect to (a) withdraw all of the payroll deductions credited to the Participant's account under the Plan, or (b) utilize the balance in the account to purchase shares of Common Stock on the applicable Offering Termination Date.

    PURCHASE PRICE. The purchase price for a share of Common Stock will be the lesser of (i) 85% of the fair market value of a share of Common Stock on the first day of an offering period or (ii) 85% of the fair market value of a share of Common Stock on the Offering Termination Date. In no event may the price be less than this amount.

    AVAILABLE SHARES. A maximum of 500,000 shares of Common Stock (subject to adjustment as described below) may be reserved for sale under the Plan. Purchases of Common Stock under the Plan are made on the open market, or in the sole discretion of the Committee, may be made by the Company's delivery of treasury shares or newly-issued and authorized shares to the Plan, upon such terms as the Committee may approve.

    In the event of any change affecting shares of Common Stock including a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise, or the distribution of an extraordinary dividend, the Committee may make any appropriate equitable adjustments, if any, to be made under the Plan.

    SALES OF SHARES OF COMMON STOCK. A participant may sell all or a portion of the shares of Common Stock held under the Plan through the agent for the Plan, subject to brokerage commissions. Alternatively, subject to certain limitations in the Plan, a participant may request a certificate for his or her whole shares of Common Stock held under the Plan.

    AMENDMENT AND TERMINATION. The Board may at any time amend, freeze or terminate the Plan, provided that no participant's existing rights under any offering already commenced may be adversely affected thereby. No amendment may be made to the Plan without prior approval of the shareholders of the Company if shareholder approval of such amendment is required to comply with Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange rule.

VOTE REQUIRED AND BOARD RECOMMENDATION

    The affirmative vote of a majority of the shares of Common Stock voted on the proposal at the Annual Meeting is required to approve the Plan. THE BOARD RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY VOTE THEIR SHARES FOR APPROVAL OF THE PLAN.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

    The Company maintains directors' and officers' liability insurance, providing coverage of up to $15,000,000, subject to a deductible. The policy also insures the Company against amounts paid by it to indemnify directors and officers. The current policy covers a period of one year at an annual premium of approximately $116,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    During 1998, Mr. Murphy and Mr. Shea each inadvertently filed one report on Form 4 one day after the due filing date.

                               PERFORMANCE GRAPH

    Below is a graph comparing the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return of companies included in the Nasdaq Market Index and the Index of the Peer Group of Companies selected by the Company:

    The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the Nasdaq Market Index and the Peer Group, is based on the stock price or composite index at the end of fiscal 1993

    The preceding graph compares the performance of the Company with the Nasdaq Market Index and the Peer Group Index. The Peer Group Index is comprised of four companies, each of whom is engaged not only in professional services, but is also involved in emerging and prospective "total solutions". They are Analysts International Corp., CIBER, Inc., Computer Task Group Inc. and Keane Inc.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  1993      100.00     100.00     100.00
1994          172.26     127.03     104.99
1995          726.94     174.99     136.18
1996         1104.21     422.50     169.23
1997         1956.48     896.73     207.00
1998         1144.87     777.47     291.96

                                                                           FISCAL YEAR ENDING
                                                    ----------------------------------------------------------------
COMPANY                                               1993       1994       1995       1996       1997       1998
--------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
Computer Horizons.................................     100.00     172.26     726.94   1,104.21   1,956.48   1,144.87
Customer Selected Stock List......................     100.00     127.03     174.99     422.50     896.73     777.47
NASDAQ............................................     100.00     104.99     136.18     169.23     207.00     291.96

                                    AUDITORS

    The Board of Directors, with the approval of the Audit Committee, has selected the firm of Grant Thornton LLP as independent auditors to examine the financial statements of the Company for the year ending December 31, 1999. This selection is being presented to the shareholders for ratification at the annual meeting. If the shareholders do not ratify the employment of Grant Thornton LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

    A representative of Grant Thornton LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he so desires, and to be available to respond to appropriate questions.

                               OTHER INFORMATION

    The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without additional compensation. The Company also has retained Regan & Associates, New York, New York, to assist in soliciting proxies at a cost not to exceed $7,500 exclusive of expenses.

    Proposals of shareholders intended to be presented at the annual meeting to be held in 2000 must be received by the Company no later than December 1, 1999, to be included in the proxy materials for such meeting. Proxies solicited by the Board of Directors for the 2000 Annual Meeting may be voted at the discretion of the persons named in such proxies or their substitutes with respect to any shareholder proposal not included in the Company's proxy statement if the Company does not receive notice of such proposal on or before January 31, 2000.

    The Board of Directors is aware of no other matters that are to be presented to the shareholders for action at the meeting. If, however, any other matters properly come before the meeting, the person named in the enclosed form of proxy will vote such proxies in accordance with his judgment on such matters.

    Upon the written request of any shareholder as of March 22, 1999, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (excluding exhibits), as filed with the Securities and Exchange Commission, will be supplied without charge. Requests should be directed to Shareholder Relations, Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495.

                                          By Order of the Board of Directors,

                                          William J. Murphy
                                          Secretary

Mountain Lakes, New Jersey
April 12, 1999

/X/ PLEASE MARK VOTES           REVOCABLE PROXY
    AS IN THIS EXAMPLE       COMPUTER HORIZONS CORP.


     THIS PROXY IS SOLICITED ON BEHALF OF
 THE BOARD OF DIRECTORS OF COMPUTER HORIZONS CORP.


    The undersigned appoints John J. Cassese as Proxy to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of COMPUTER HORIZONS CORP. to be held at the Hamilton Park Conference Center, Florham Park, NJ on Wednesday, May 5, 1999 at 10:00 A.M. and any adjournment thereof.

                                                           WITH-   FOR ALL
                                                   FOR     HOLD     EXCEPT
1. The election as directors of all nominees       / /      / /      / /
   listed (except as marked to the contrary below):

    John J. Cassese, Thomas J. Berry, William M. Duncan and Rocco J. Marano

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

----------------------------------------------------------------------------


                                                       FOR    AGAINST   ABSTAIN

2. To approve the 1999 Employee Stock Purchase Plan.   / /      / /       / /

3. To ratify the selection of Grant Thornton LLP as
   the Company's Independent auditors for the current
   year.                                               / /     / /        / /

4. Upon any other matters that may properly come before the meeting or any adjournment.


    IF NOT OTHERWISE INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" THE APPROVAL OF THE 1999 EMPLOYEE STOCK PURCHASE PLAN AND "FOR" THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT YEAR.


Please be sure to sign and date     -------------------------------------
 this Proxy in the box below.       Date
-------------------------------------------------------------------------


----Stockholder sign above-------------Co-holder (if any) sign above-----

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   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                            COMPUTER HORIZONS CORP.


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  Signature(s) should agree with name(s) printed hereon. Please correct any errors in the address shown. If signing in representative capacity include full title. Proxies by a corporation should be signed in its name by an authorized officer. Where stock stands in more than one name, all holders of record should sign.

                                 PLEASE ACT PROMPTLY
                        SIGN, DATE & MAIL YOUR PROXY CARD TODAY
-------------------------------------------------------------------------------

Mark here for address change and note below. / /

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